Exhibit 99.1

NEWS RELEASE

Immediate Release

CONTACTS:

Investors:	Bernie Hertel, Inovio Pharmaceuticals, 858-410-3101, bhertel@inovio.com
Media:	Jeff Richardson, Inovio Pharmaceuticals, 267-440-4211, jrichardson@inovio.com

Inovio Pharmaceuticals to List on NASDAQ

PLYMOUTH MEETING, Pa. – September 4, 2014 – Inovio Pharmaceuticals, Inc. (NYSE MKT: INO) announced today that it has met the listing criteria for the NASDAQ Global Select Market and will transfer its U.S. stock exchange listing from the NYSE MKT to the NASDAQ Global Select Market on September 15, 2014. The company will retain its current ticker symbol, “INO.”

Dr. J. Joseph Kim, President and CEO, said, “The majority of our peers are listed on NASDAQ, the world’s largest electronic stock market. We expect this stock exchange will serve our investors well with respect to liquidity, pricing, speed of execution, and cost per trade. We also believe that the NASDAQ platform is an excellent vehicle for enhanced market visibility.”

About Inovio Pharmaceuticals, Inc.

Inovio is revolutionizing the fight against cancer and infectious diseases. Our immunotherapies uniquely activate best-in-class immune responses to prevent and treat disease, and have shown clinically significant efficacy with a favorable safety profile. With an expanding portfolio of cancer immunotherapies and clinical studies, the company is advancing a growing product pipeline. Partners and collaborators include Roche, the University of Pennsylvania, NIH, HIV Vaccines Trial Network, National Cancer Institute, U.S. Military HIV Research Program, US Dept. of Homeland Security, and University of Manitoba. For more information, visit www.inovio.com.

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This press release contains certain forward-looking statements relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines and our capital resources. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, including safety and efficacy for VGX-3100, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, our ability to support our broad pipeline of SynCon® active immune therapy and vaccine products, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions including the trading market for our common stock on the NASDAQ Global Select Market, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2013, our Form 10-Q for the quarter ended June 30, 2014, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.